As filed with the U.S. Securities and Exchange Commission on November 10, 2016

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

Alphabet Inc.

(Exact name of Registrant as specified in its charter)

Delaware	61-1767919
(State of Incorporation)	(I.R.S. Employer Identification Number)

1600 Amphitheatre Parkway

Mountain View, CA 94043

(650) 253-0000

(Address, including zip code, and telephone number, including area code, of

Registrant’s principal executive offices)

Apigee Corporation 2015 Equity Incentive Plan

Apigee Corporation 2005 Stock Incentive Plan

(Full titles of the plans)

Larry Page

Chief Executive Officer

Alphabet Inc.

1600 Amphitheatre Parkway

Mountain View, CA 94043

(650) 253-0000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Pamela L. Marcogliese, Esq. Cleary Gottlieb Steen & Hamilton LLP One Liberty Plaza New York, NY 10006 (212) 225-2000	David C. Drummond, Esq. Kent Walker, Esq. Alphabet Inc. 1600 Amphitheatre Parkway Mountain View, CA 94043 (650) 253-0000

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☑	Accelerated filer	☐

Non-accelerated filer	☐	Smaller Reporting Company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share(3)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Class C capital stock, par value $0.001 per share, currently subject to restricted stock units (“Restricted Stock Units”) outstanding under the Apigee Corporation 2015 Equity Incentive Plan, as assumed by Registrant	50,931(2)	$760.46(3)	$38,730,988.26(3)	$4,489
Class C capital stock, par value $0.001 per share, currently subject to Restricted Stock Units outstanding under the Apigee Corporation 2005 Stock Incentive Plan, as assumed by Registrant	7(2)	$760.46(3)	$5,323.22(3)	$1
Total	50,938(2)	$760.46(3)	$38,736,311.48(3)	$4,490

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 shall also cover any additional shares of Class C capital stock of Alphabet Inc. (the “Registrant”) as may become available for issuance in connection with the Restricted Stock Units by reason of any stock dividend, stock split, recapitalization or other similar transaction affected without the receipt of consideration that results in an increase in the number of the Registrant’s outstanding shares of Class C capital stock.
(2)	Represents shares of the Registrant’s Class C capital stock issuable pursuant to outstanding and unvested Restricted Stock Units previously granted under the Apigee Corporation 2015 Equity Incentive Plan and the Apigee Corporation 2005 Stock Incentive Plan (collectively, the “Apigee Equity Plans”), which were assumed by the Registrant on November 10, 2016 pursuant to the Agreement and Plan of Merger, dated as of September 7, 2016, by and among Google Inc., a wholly owned subsidiary of the Registrant (“Google”), Apigee Corporation (“Apigee”) and Areopagus Inc. (“Aeropagus”) (the “Merger Agreement”), pursuant to which Apigee merged (the “Merger”) with and into Areopagus, with Apigee surviving the Merger as a wholly owned subsidiary of Google.
(3)	Estimated solely for the purposes of computing the amount of the registration fee. This registration fee has been calculated pursuant to Rule 457(h)(1) and Rule 457(c) of the Securities Act, based upon the average of the high and low prices of the Registrant’s Class C capital stock on November 4, 2016, as reported by the NASDAQ Global Select Market, which was $760.46.

EXPLANATORY NOTE

The “Registrant is filing this Registration Statement to register 50,938 shares of its Class C capital stock, par value $0.001 per share (“Class C capital stock”), under the Securities Act, issuable in connection with certain Restricted Stock Units outstanding under the Apigee Equity Plans.

On November 10, 2016, pursuant to the terms of the Merger Agreement, Apigee merged with and into Areopagus, with Apigee surviving the Merger as a wholly owned subsidiary of Google. In connection with the Merger, the Registrant assumed, among other things, the Apigee Equity Plans and the Restricted Stock Units outstanding under the Apigee Equity Plans on November 10, 2016. The aggregate number of shares of the Registrant’s Class C capital stock subject to the Restricted Stock Units outstanding under the Apigee Equity Plans is 50,938 shares.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I will be sent or given to employees as specified by Rule 428(b)(1) under the Securities Act. Such documents are not being filed with the U.S. Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The rules of the Commission allow us to incorporate by reference information into this Registration Statement. The information incorporated by reference is considered to be a part of this Registration Statement, and information that we file later with the Commission will automatically update and supersede this information. This Registration Statement incorporates by reference the documents listed below (other than portions of these documents that are either (1) described in paragraphs (d)(1), (d)(2), (d)(3) or (e)(5) of Item 407 of Regulation S-K promulgated by the Commission or (2) furnished under applicable Commission rules rather than filed and exhibits furnished in connection with such items):

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015 (the “Annual Report”), as filed with the Commission on February 11, 2016 and as amended on March 29, 2016;

(b)	All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the Annual Report; and

(c)	The description of the Registrant’s Class C capital stock contained in Exhibit 99.1 to its Current Report on Form 8-K12B, as filed with the Commission on October 2, 2015.

All reports and other documents subsequently filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such reports and other documents. However we are not incorporating by reference any information provided in these documents that is described in paragraph (d)(1), (d)(2), (d)(3) or (e)(5) of Item 407 of Regulation S-K promulgated by the Commission or furnished under applicable Commission rules rather than filed and exhibits furnished in connection with such items.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

None.

Item 6. Indemnification of Directors and Officers.

As of the date of this filing, Section 145 of the Delaware General Corporation Law, as amended (the “DGCL”), provides in regard to indemnification of officers and directors as follows:

§ 145 INDEMNIFICATION OF OFFICERS, DIRECTORS, EMPLOYEES AND AGENTS; INSURANCE.—

(a) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

(b) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

(c) To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

(d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer of the corporation at the time of such determination: (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum; or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum; or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion; or (4) by the stockholders.

(e) Expenses (including attorneys’ fees) incurred by an officer or director of the corporation in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents of the corporation or by persons serving at the request of the corporation as directors, officers, employees or agents of another corporation, partnership, joint venture, trust or other enterprise may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

(f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office. A right to indemnification or to advancement of expenses arising under a provision of the certificate of incorporation or a bylaw shall not be eliminated or impaired by an amendment to the certificate of incorporation or the bylaws after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought, unless the provision in effect at the time of such act or omission explicitly authorizes such elimination or impairment after such action or omission has occurred.

(g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

(h) For purposes of this section, references to “the corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

(i) For purposes of this section, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this section.

(j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(k) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation’s obligation to advance expenses (including attorneys’ fees).

As of the date of this filing, Section 102(b)(7) of the DGCL provides in regard to the elimination of personal liability of directors as follows:

(b) In addition to the matters required to be set forth in the certificate of incorporation by subsection (a) of this section, the certificate of incorporation may also contain any or all of the following matters:

(7) A provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director: (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the DGCL; or (iv) for any transaction from which the director derived an improper personal benefit. No such provision shall eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision becomes effective. All references in this paragraph to a director shall also be deemed to refer to such other person or persons, if any, who, pursuant to a provision of the certificate of incorporation in accordance with Section 141(a) of the DGCL, exercise or perform any of the powers or duties otherwise conferred or imposed upon the board of directors by this title.

As permitted by Section 102(b)(7) of the DGCL, the Registrant’s amended and restated certificate of incorporation includes a provision that eliminates the personal liability of its directors for monetary damages for breach of their fiduciary duty as directors.

In addition, as permitted by Section 145 of the DGCL, the amended and restated bylaws of the Registrant (the “bylaws”) provide that:

•	The Registrant will indemnify its directors and officers for serving the Registrant in those capacities or for serving other business enterprises at the Registrant’s request, to the fullest extent permitted by Delaware law, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Registrant, and, with respect to any criminal proceeding, had no reasonable cause to believe such person’s conduct was unlawful.

•	The Registrant may, in its discretion, indemnify employees and agents in those circumstances where indemnification is not required by law.

•	The Registrant is required to advance expenses, as incurred, to its directors and officers in connection with defending a proceeding, except that such director or officer will undertake to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

•	The Registrant will not be obligated pursuant to the bylaws to indemnify a person with respect to proceedings initiated by that person, except with respect to proceedings authorized by the Registrant’s board of directors or brought to enforce a right to indemnification.

•	The rights conferred in the bylaws are not exclusive, and the Registrant is authorized to enter into indemnification agreements with its directors, officers, employees and agents and to obtain insurance to indemnify such persons.

•	The Registrant may not retroactively amend or repeal the bylaw or certificate of incorporation provisions to reduce its indemnification obligations to directors, officers, employees and agents.

The Registrant’s policy is to enter into separate indemnification agreements with each of its directors and executive officers that provide the maximum indemnity allowed to directors and executive officers by Section 145 of the DGCL and that allow for certain additional procedural protections. The Registrant also maintains directors and officers insurance to insure such persons against certain liabilities.

These indemnification provisions and the indemnification agreements entered into between the Registrant and its officers and directors may be sufficiently broad to permit indemnification of the Registrant’s officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The Index of Exhibits filed herewith and appearing immediately after the signature page to this Registration Statement is incorporated by reference in this Item 8.

Item 9. Undertakings.

A. The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference herein.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mountain View, State of California, on this 10th day of November 2016.

ALPHABET INC.

By:	/S/ LARRY PAGE
Larry Page
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Larry Page, Ruth M. Porat, and David C. Drummond, and each of them acting individually, as his or her true and lawful attorney-in-fact, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities (unless revoked in writing), to sign any and all amendments (including post-effective amendments thereto) to this Registration Statement on Form S-8, and to file the same, with exhibits thereto and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting to such attorney-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that such attorney-in-fact and agents, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/S/ LARRY PAGE Larry Page	Chief Executive Officer and Director (Principal Executive Officer)	November 10, 2016

/S/ RUTH M. PORAT Ruth M. Porat	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	November 10, 2016

/S/ JAMES G. CAMPBELL James G. Campbell	Vice President, Alphabet Corporate Controller (Principal Accounting Officer)	November 10, 2016

/S/ ERIC E. SCHMIDT Eric E. Schmidt	Executive Chairman of the Board of Directors	November 10, 2016

/S/ SERGEY BRIN Sergey Brin	President and Director	November 10, 2016

Signature	Title	Date

/S/ L. JOHN DOERR L. John Doerr	Director	November 10, 2016

/S/ ROGER W. FERGUSON, JR. Roger W. Ferguson, Jr.	Director	November 10, 2016

/S/ DIANE B. GREENE Diane B. Greene	Director	November 10, 2016

/S/ JOHN L. HENNESSY John L. Hennessy	Director	November 10, 2016

/S/ ANN MATHER Ann Mather	Director	November 10, 2016

/S/ ALAN R. MULALLY Alan R. Mulally	Director	November 10, 2016

/S/ PAUL S. OTELLINI Paul S. Otellini	Director	November 10, 2016

/S/ K. RAM SHRIRAM K. Ram Shriram	Director	November 10, 2016

/S/ SHIRLEY M. TILGHMAN Shirley M. Tilghman	Director	November 10, 2016

ALPHABET INC.

REGISTRATION STATEMENT ON FORM S-8

INDEX OF EXHIBITS

Exhibit Number	Description

3.01	Amended and Restated Certificate of Incorporation of Alphabet Inc., dated October 2, 2015 (incorporated by reference to Exhibit 3.1 filed with the Registrant’s Current Report on Form 8-K12B (File No. 001-37580), as filed with the Commission on October 2, 2015.)

3.02	Amended and Restated Bylaws of Alphabet Inc. (incorporated by reference to Exhibit 3.2 filed with the Registrant’s Current Report on Form 8-K12B (File No. 001-37580), as filed with the Commission on October 2, 2015.)

4.01	Apigee Corporation 2015 Equity Incentive Plan*

4.01.01	Apigee Corporation 2015 Equity Incentive Plan – Form of Restricted Stock Unit Agreement*

4.02	Apigee Corporation 2005 Stock Incentive Plan*

4.02.01	Apigee Corporation 2005 Stock Incentive Plan – Form of Restricted Stock Unit Grant Notice and Restricted Stock Unit Agreement *

5.01	Opinion of Cleary Gottlieb Steen & Hamilton LLP*

23.01	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm*

23.02	Consent of Cleary Gottlieb Steen & Hamilton LLP (filed as part of Exhibit 5.01)*

24.01	Power of Attorney (included on signature pages to this Registration Statement)*

*	Filed herewith.